Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 16, 2010, except for Note 2 as which the date is July 9, 2010 and note 3 as which the date is August 9, 2010, on the financial statements of 11 Good Energy, Inc. as of December 31, 2009 and 2008 and for the period of May 23, 2007 (date of inception) through December 31, 2009 in the Registration Statement on Amendment No. 2 to Form S-1.

/s/ RBSM, LLP

RBSM, LLP
New York, New York
August 9, 2010